Exhibit 99.1

NYSE: MGG

Date:	July 31, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Higher Quarterly Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported second-quarter 2007 operating profit of $75.2 million compared to $67.5 million for second quarter 2006. Net income was $14.9 million during second quarter 2007 versus $12.9 million in second quarter 2006.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its distributable cash flow is derived from cash distributions received from MMP.

Related to second quarter 2007, MGG will receive distributions of $18.0 million from its ownership interest in MMP, almost all of which is available for distribution to MGG unitholders.

“MMP’s assets produced record quarterly financial results and higher cash distributions during second quarter 2007, allowing us to provide an attractive 6% increase in the MGG cash distribution again this quarter, for 12% distribution growth so far this year,” said Don Wellendorf, chief executive officer.

Operating profit increased between quarters primarily due to MMP’s increased transportation revenues, contributions from expansion projects and higher product margin in the 2007 period.

Non-controlling owners’ interest in income of consolidated subsidiaries, which represents limited partner interests in MMP that the partnership does not own, increased between quarters due to higher net income generated by MMP in second quarter 2007.

Second quarter 2007 was negatively impacted by debt refinancing costs related to MMP’s early retirement of debt, originally due in Oct. 2007.

Basic and diluted net income per limited partner unit was 26 cents in second quarter 2007 and 21 cents in second quarter 2006.

An analyst call with management regarding second-quarter 2007 financial results and 2007 outlook for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0544 and provide code 4958985. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/investors/calendar.asp.

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Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 6. To access the replay, dial (888) 203-1112 and provide code 4958985. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Transportation and terminals revenues	$138,810	$150,304	$269,256	$293,689
Product sales revenues	172,806	177,902	321,702	326,565
Affiliate management fee revenue	172	183	345	356

Total revenues	311,788	328,389	591,303	620,610
Costs and expenses:
Operating	54,778	59,860	107,897	120,669
Product purchases	154,857	156,588	288,452	290,568
Depreciation and amortization	19,193	19,532	38,231	38,809
Affiliate general and administrative	16,405	18,363	31,908	36,592

Total costs and expenses	245,233	254,343	466,488	486,638
Equity earnings	946	1,106	1,665	1,869

Operating profit	67,501	75,152	126,480	135,841
Interest expense	13,782	13,884	27,383	28,106
Interest income	(1,425)	(1,290)	(2,881)	(2,201)
Interest capitalized	(429)	(1,205)	(632)	(2,102)
Non-controlling owners’ interest in income of consolidated subsidiaries	42,183	44,653	77,597	80,215
Debt placement fee amortization	489	753	977	1,209
Debt prepayment premium	—	1,984	—	1,984
Other expense	3	699	358	699

Income before income taxes	12,898	15,674	23,678	27,931
Provision for income taxes	—	800	—	1,524

Net income	$12,898	$14,874	$23,678	$26,407

Allocation of net income:
Portion applicable to ownership interests for the period before completion of initial public offering on February 15, 2006	$—	$—	$5,886	$—
Portion applicable to partners’ interest for the period after initial public offering	12,898	14,874	17,792	26,407

Net income	$12,898	$14,874	$23,678	$26,407

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering:
Limited partners’ interest	$13,450	$16,476	$18,544	$28,283
General partner’s interest	(552)	(1,602)	(752)	(1,876)

Net income applicable to partners’ interest for the period after initial public offering	$12,898	$14,874	$17,792	$26,407

Basic and diluted net income per limited partner unit	$0.21	$0.26	$0.30	$0.45

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,647	62,649	62,647	62,649

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Net income	$12,898	$14,874	$23,678	$26,407
Portion of net income applicable to partners’ interest for the period before initial public offering	—	—	5,886	—

Portion of net income applicable to partners’ interest for the period after initial public offering	12,898	14,874	17,792	26,407
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	553	1,604	754	1,880

Income before direct charges to general partner	13,451	16,478	18,546	28,287
General partner’s share of income	0.0141%	0.0141%	0.0141%	0.0141%

General partner’s allocated share of net income before direct charges	1	2	2	4
Direct charges to general partner	553	1,604	754	1,880

Net loss allocated to general partner	$(552)	$(1,602)	$(752)	$(1,876)

Portion of net income applicable to partners’ interest for the period after initial public offering	$12,898	$14,874	$17,792	$26,407
Less: net loss allocated to general partner	(552)	(1,602)	(752)	(1,876)

Net income allocated to limited partners	$13,450	$16,476	$18,544	$28,283

(a)	Reimbursable G&A costs for the current quarter include a $1.3 million unusual non-cash expense related to a payment by MGG Midstream Holdings, L.P., an affiliate owning the partnership’s general partner. This item does not impact cash available for the partnership to pay cash distributions.